Exhibit 4.4
JOINDER AGREEMENT TO REGISTRATION RIGHTS AGREEMENT
January 24, 2013

Reference is hereby made to the Registration Rights Agreement, dated as of September 14, 2012 (the “Registration Rights Agreement”), among Tesoro Logistics LP (the “Partnership”), Tesoro Logistics Finance Corp. (together with the Partnership, the “Issuers”), the Guarantors party thereto (the “Initial Guarantors”) and Wells Fargo Securities, LLC, as representative (the “Representative”) of the several initial purchasers (the “Initial Purchasers”) listed on Schedule I to the Purchase Agreement, dated September 7, 2012, by and among the Issuers, the Initial Guarantors and the Representative on behalf of the Initial Purchasers, concerning the sale by the Issuers to the Initial Purchasers of $350,000,000 aggregate principal amount of 5.875% Senior Notes due 2020 (the “Notes”). Unless otherwise defined herein, terms defined in the Registration Rights Agreement and used herein shall have the meanings given them in the Registration Rights Agreement.

1. Joinder of the Guarantors. Tesoro Logistics Pipelines LLC, a Delaware limited liability company, and Tesoro Logistics Northwest Pipeline LLC, a Delaware limited liability company (together, the “New Guarantors”) hereby agree to become bound by the terms, conditions and other provisions of the Registration Rights Agreement with all attendant rights, duties and obligations stated therein, with the same force and effect as if originally named as “Guarantor” therein and as if such party executed the Registration Rights Agreement on the date thereof.

2. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.

3. Counterparts. This agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

4. Amendments. No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

5. Headings. The headings in this Joinder Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement as of the date first written above.

TESORO LOGISTICS PIPELINES LLC

By:	Tesoro Logistics Operations LLC, its sole member

By:	Tesoro Logistics LP, its sole member

By:	Tesoro Logistics GP, LLC, its general partner

	By:	/s/ TRACY D. JACKSON
		Name:	Tracy D. Jackson
		Title:	Vice President and Treasurer

TESORO LOGISTICS NORTHWEST PIPELINE LLC

By:	Tesoro Logistics Pipelines LLC, its sole member

By:	Tesoro Logistics Operations LLC, its sole member

By:	Tesoro Logistics LP, its sole member

By:	Tesoro Logistics GP, LLC, its general partner

	By:	/s/ TRACY D. JACKSON
		Name:	Tracy D. Jackson
		Title:	Vice President and Treasurer